Exhibit 99

Eaton Reports Fourth Quarter Net Income of $1.25 Per Share and Full Year Net Income of $2.27 Per Share

2009 Free Cash Flow a Record $1.2 Billion

Earnings Expected to Rebound in 2010

CLEVELAND--(BUSINESS WIRE)--January 25, 2010--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.25 for the fourth quarter of 2009, an increase of 28 percent over net income per share of $0.98 in the fourth quarter of 2008. Sales in the quarter were $3.1 billion, 10 percent below the same period in 2008. Net income was $211 million compared to $163 million in 2008, an increase of 29 percent.

Net income in both periods included charges related to acquisition integration. Before acquisition integration charges, operating earnings per share in the fourth quarter of 2009 were $1.35 compared to $1.08 per share in the fourth quarter of 2008, an increase of 25 percent. Operating earnings for the fourth quarter of 2009 were $229 million compared to $180 million in 2008, an increase of 27 percent.

The sales decline in the fourth quarter of 10 percent consisted of a 15 percent decline in core sales offset by 5 percent growth due to foreign exchange. End markets in the fourth quarter declined by 15 percent.

For the full year 2009, sales were $11.9 billion, 23 percent less than 2008. Net income was $383 million, a decrease of 64 percent over 2008, and net income per share of $2.27 was 65 percent less than in 2008. Operating earnings in 2009 totaled $437 million versus $1.109 billion in 2008, a decrease of 61 percent. Operating earnings per share for 2009 of $2.59 were 62 percent lower than in 2008.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We had a strong fourth quarter, with earnings considerably higher than our guidance at the start of the quarter due principally to improved operating performance. As we anticipated, our markets improved very modestly in the fourth quarter, reflecting a continuation of the slow global economic recovery.

“Looking at 2009 as a whole, our earnings were significantly affected by the decline in our revenues due to the market downturn,” said Cutler. “We believe the steps we took to deal with the downturn effectively adjusted our cost structure to ensure we can operate profitably at these lower volumes and realize attractive incremental profits on revenue gains. Our 2009 free cash flow of $1.2 billion was an outstanding accomplishment in this economic environment. We used our robust cash flow in 2009 to markedly reduce our long-term liabilities, with over $750 million of debt paid off during the year, $270 million contributed to our global pension plans in 2009, and an additional $300 million contributed to our U.S. pension plan in January 2010. As a result of these actions, our liquidity position is exceptionally strong, with little commercial paper outstanding, no term debt maturities until the middle of 2012, and no additional contributions to the U.S. pension plan required until 2011.

“We estimate our markets for all of 2010 will grow 5 percent, and we expect to outgrow our end markets in 2010 by approximately $300 million,” said Cutler. “We also expect approximately $450 million of growth from foreign exchange. In total, we anticipate our revenues in 2010 will likely grow by 11 percent compared to 2009.

“As we concluded our planning for 2010 late last year, we initiated additional workforce reductions in several of our mid- and late-cycle business units to further align capacity with expected 2010 demand,” said Cutler. “These actions resulted in severance costs of $26 million in the fourth quarter, $24 million more than we had planned for at the start of the fourth quarter. About half the higher severance costs were offset by a higher tax benefit than we had forecast.

“Our forward visibility is improving as the global market conditions have stabilized and are beginning to improve,” said Cutler. “In addition to the normal seasonal first quarter weakness in several of our businesses, our overall business will be impacted by two additional factors this year: first, our 2010 earnings will be impacted by a significant swing in our tax rate from a credit rate of 27 percent in 2009 to a tax expense of an estimated 15 percent in 2010, and secondly, compared to our fourth quarter results, we have removed in the first quarter the extraordinary short-term cost containment actions we put in place last year. As a result, we estimate that first quarter operating earnings per share, which exclude an estimated $0.05 of charges to integrate our recent acquisitions, will be between $0.75 and $0.85 per share. For the full year 2010, we estimate that operating earnings per share, which exclude an estimated $0.20 of charges to integrate our recent acquisitions, will be between $3.70 and $4.00.

“Our guidance underlines the considerable earnings leverage we expect to capture as volumes improve. Operating earnings per share in 2010 will double on only 11 percent growth in sales, after adjusting 2009 earnings to reflect the same tax rate we expect in 2010,” said Cutler. “We anticipate that 2010 will prove to be a transitional year of growth between the depressed market conditions of 2009 and even better market conditions in 2011.”

Business Segment Results

Fourth quarter sales for the Electrical Americas segment were $827 million, down 20 percent from the fourth quarter of 2008. Operating profits in the fourth quarter were $126 million. Adjusting for acquisition integration charges in the fourth quarter of 2008, operating profits in the fourth quarter of 2009 were down 24 percent.

“End markets for our Electrical Americas segment declined 22 percent during the fourth quarter, about the same as in the third quarter, and our orders in the fourth quarter declined by 18 percent,” said Cutler. “We were pleased with the margins in our Electrical Americas segment in the fourth quarter. Our operating margin was 15.2 percent, and excluding severance costs incurred in the fourth quarter, the margin was 16.1 percent.

“Private nonresidential construction spending in the United States declined by 25 percent in the fourth quarter of 2009, but we expect the rate of decline to lessen over the course of 2010,” said Cutler. “In total for 2010, we expect our markets to decline by approximately 3 percent.”

Sales for the Electrical Rest of World segment were $698 million, down 1 percent from the fourth quarter of 2008. Operating profits were $52 million. Excluding acquisition integration charges of $22 million during the quarter, operating profits totaled $74 million, up 42 percent compared to the fourth quarter of 2008.

“The European markets posted a decline of 15 percent and the Asia-Pacific markets posted a decline of 7 percent, both significantly lower rates of decline than in the third quarter,” said Cutler. “We were pleased that our operating margin in the quarter, at 10.6 percent, is back in double digits.

“For 2010, our Electrical Rest of World markets are expected to grow about 5 percent,” said Cutler.

In the Hydraulics segment, fourth quarter sales were $419 million, 21 percent lower than the fourth quarter of 2008. Hydraulics markets in the fourth quarter declined 30 percent compared to the same period in 2008, with U.S. markets down 39 percent and non-U.S. markets down 21 percent.

Operating profits in the fourth quarter were $13 million. Adjusting for acquisition integration charges in the fourth quarter of 2008, operating profits in the fourth quarter of 2009 were down 72 percent.

“The global hydraulics market improved marginally in the fourth quarter compared to the third quarter. Our bookings improved in the fourth quarter, growing 11 percent over the fourth quarter of 2008 and 8 percent over the third quarter of 2009,” said Cutler. “Our operating margin in the fourth quarter was impacted by severance charges. Without these charges, the operating margin was 5.3 percent.

“For 2010, we anticipate global hydraulics markets will be up on the order of 11 percent,” said Cutler. “Markets in the U.S. are expected to grow 12 percent and non-U.S. markets are expected to grow by 10 percent.”

The Aerospace segment posted fourth quarter sales of $381 million, a decrease of 15 percent from the fourth quarter of 2008. Aerospace markets in the fourth quarter declined by 10 percent, with U.S. markets declining by 5 percent and non-U.S. markets declining by 20 percent.

Operating profits in the fourth quarter were $47 million. Excluding acquisition integration charges of $3 million, operating profits were $50 million, down 37 percent from the fourth quarter of 2008.

“The aerospace market was impacted during the quarter by soft conditions in the commercial aftermarket,” said Cutler. “We incurred severance charges in the quarter to adjust staffing levels. Without these charges, our operating margin was 14.2 percent.

“For 2010, aerospace markets are expected to decline about 3 percent,” said Cutler. “U.S. markets are expected to be down by 1 percent, while non-U.S. markets are expected to decline by 8 percent.”

The Truck segment posted sales of $443 million in the fourth quarter, up 1 percent compared to 2008. Truck markets in the fourth quarter declined 8 percent, with U.S. markets down 22 percent and non-U.S. markets up 10 percent. Operating profits were $51 million, an increase of 24 percent compared to the fourth quarter of 2008.

“We were pleased with the 11.5 percent Truck segment operating margin in the fourth quarter,” said Cutler. “Our business is operating at good margins despite low activity levels. As evidence of just how low activity levels have been, the truck market during 2009 declined by 27 percent, with the NAFTA Class 8 market at levels not seen since 1991.

“For 2010, we expect good market growth, although volumes are likely to still be at depressed levels,” said Cutler. “We anticipate our overall truck markets will grow at 19 percent, with U.S. markets growing at 26 percent and non-U.S. markets growing at 10 percent.”

The Automotive segment posted fourth quarter sales of $363 million, up 9 percent from the fourth quarter of 2008. Automotive unit production for our served markets in the fourth quarter grew by 10 percent, with U.S. markets down 5 percent and non-U.S. markets up 17 percent. Operating profits in the fourth quarter were $32 million.

“Automotive markets began to recover in the fourth quarter, particularly outside the U.S.,” said Cutler. “We were pleased with our 8.8 percent operating margin, despite the low production levels.

“Looking at 2010, we anticipate auto production in our served markets will grow 9 percent,” said Cutler. “We expect growth in U.S. production of about 17 percent and growth in non-U.S. production of about 5 percent.”

Eaton Corporation is a diversified power management company with 2009 sales of $11.9 billion. Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 70,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via the microphone on the right side of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the Web site prior to the call will be a presentation on fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning the first quarter 2010 and full year 2010 net income per share and operating earnings per share, the growth in full year 2010 revenues, the performance of our worldwide markets, and our growth in relation to end markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in currency exchange rates; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and year ended December 31, 2009 and 2008 are available on the company’s Web site, www.eaton.com.

EATON CORPORATION
COMPARATIVE FINANCIAL SUMMARY

	Three months ended		Year ended
(Millions except for per share data)	December 31		December 31
	2009	2008	2009	2008
Continuing operations
Net sales	$3,131	$3,487	$11,873	$15,376
Income before income taxes	170	136	303	1,140
Income after income taxes	$212	$165	$385	$1,067
Income from discontinued operations				3
Net income	212	165	385	1,070
Adjustment of net income for noncontrolling interests	(1)	(2)	(2)	(12)
Net income attributable to common shareholders	$211	$163	$383	$1,058

Net income per common share - diluted
Continuing operations	$1.25	$.98	$2.27	$6.50
Discontinued operations				.02
Total	$1.25	$.98	$2.27	$6.52
Average number of common shares outstanding - diluted	168.8	166.6	167.9	162.3

Net income per common share - basic
Continuing operations	$1.27	$.98	$2.31	$6.58
Discontinued operations				.02
Total	$1.27	$.98	$2.31	$6.60
Average number of common shares outstanding - basic	166.7	165.8	166.4	160.2

Cash dividends paid per common share	$.50	$.50	$2.00	$2.00

Reconciliation of net income attributable to
common shareholders to operating earnings
Net income attributable to common shareholders	$211	$163	$383	$1,058
Excluding acquisition integration charges (after-tax)	18	17	54	51
Operating earnings	$229	$180	$437	$1,109

Net income per common share - diluted	$1.25	$.98	$2.27	$6.52
Per share impact of acquisition integration charges (after-tax)	.10	.10	.32	.31
Operating earnings per common share	$1.35	$1.08	$2.59	$6.83

See accompanying notes.

EATON CORPORATION
STATEMENTS OF CONSOLIDATED INCOME

	Three months ended		Year ended
(Millions except for per share data)	December 31		December 31
	2009	2008	2009	2008
Net sales	$3,131	$3,487	$11,873	$15,376

Cost of products sold	2,241	2,626	8,782	11,191
Selling & administrative expense	587	598	2,252	2,513
Research & development expense	103	100	395	417
Interest expense-net	34	38	150	157
Other (income) expense-net	(4)	(11)	(9)	(42)
Income from continuing operations before income taxes	170	136	303	1,140
Income tax expense (benefit)	(42)	(29)	(82)	73
Income from continuing operations	212	165	385	1,067
Income from discontinued operations				3
Net income	212	165	385	1,070
Adjustment of net income for noncontrolling interests	(1)	(2)	(2)	(12)
Net income attributable to common shareholders	$211	$163	$383	$1,058

Net income per common share - diluted
Continuing operations	$1.25	$.98	$2.27	$6.50
Discontinued operations				.02
Total	$1.25	$.98	$2.27	$6.52
Average number of common shares outstanding - diluted	168.8	166.6	167.9	162.3

Net income per common share - basic
Continuing operations	$1.27	$.98	$2.31	$6.58
Discontinued operations				.02
Total	$1.27	$.98	$2.31	$6.60
Average number of common shares outstanding - basic	166.7	165.8	166.4	160.2

Cash dividends paid per common share	$.50	$.50	$2.00	$2.00

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended		Year ended
(Millions)	December 31		December 31
	2009	2008	2009	2008
Net sales
Electrical Americas	$827	$1,029	$3,410	$4,016
Electrical Rest of World	698	707	2,483	2,904
Hydraulics	419	533	1,692	2,523
Aerospace	381	446	1,602	1,811
Truck	443	439	1,457	2,251
Automotive	363	333	1,229	1,871
Total net sales	$3,131	$3,487	$11,873	$15,376

Segment operating profit (loss)
Electrical Americas	$126	$163	$518	$630
Electrical Rest of World	52	31	107	233
Hydraulics	13	44	51	285
Aerospace	47	76	245	283
Truck	51	41	39	315
Automotive	32	(56)	(10)	59

Corporate
Amortization of intangible assets	(44)	(52)	(170)	(161)
Interest expense-net	(34)	(38)	(150)	(157)
Pension & other postretirement benefits expense	(37)	(32)	(212)	(141)
Stock option expense	(8)	(7)	(28)	(29)
Other corporate expense-net	(28)	(34)	(87)	(177)
Income from continuing operations before income taxes	170	136	303	1,140
Income tax expense (benefit)	(42)	(29)	(82)	73
Income from continuing operations	212	165	385	1,067
Income from discontinued operations				3
Net income	212	165	385	1,070
Adjustment of net income for noncontrolling interests	(1)	(2)	(2)	(12)
Net income attributable to common shareholders	$211	$163	$383	$1,058

See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
(Millions)	2009	2008

Current assets
Cash	$340	$188
Short-term investments	433	342
Accounts receivable	1,899	2,295
Inventories	1,326	1,554
Deferred income taxes & other current assets	526	416
Total current assets	4,524	4,795

Property, plant & equipment-net	2,445	2,639
Goodwill	5,435	5,232
Other intangible assets	2,441	2,518
Deferred income taxes & other assets	1,437	1,471
Total assets	$16,282	$16,655

Current liabilities
Short-term debt	$113	$812
Current portion of long-term debt	5	269
Accounts payable	1,057	1,121
Accrued compensation	256	297
Other current liabilities	1,258	1,246
Total current liabilities	2,689	3,745

Long-term debt	3,349	3,190
Pension liabilities	1,586	1,650
Other postretirement benefits liabilities	754	703
Other long-term liabilities & deferred income taxes	1,086	1,002

Equity
Eaton shareholders' equity	6,777	6,317
Noncontrolling interests	41	48
Total equity	6,818	6,365
Total liabilities & equity	$16,282	$16,655

See accompanying notes.

EATON CORPORATION

NOTES TO THE FOURTH QUARTER 2009 EARNINGS RELEASE

Millions of dollars unless indicated otherwise (per share data assume dilution)

Acquisitions of Businesses

In 2009 and 2008, Eaton acquired certain businesses and entered into joint ventures in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of these transactions follows:

Acquired business	Date of acquisition	Business segment	Annual sales
Micro Innovation Holding AG	September 1,	Electrical	$33 for 2008
A Switzerland-based manufacturer of human	2009	Rest of
machine interfaces, programmable logic		World
controllers and input/output devices.
Eaton acquired 50% of the shares to increase
its ownership from 50% to 100%.

SEG Middle East Power Solutions & Switchboard Manufacture LLC	July 2, 2009	Electrical Rest of	$10 for 2008
A 49%-owned joint venture to manufacture low		World
voltage switchboards and control panel
assemblies for use in the Middle East power
generation and industrial markets

Integ Holding Limited	October 2,	Hydraulics	$52 for 2007
The parent company of Integrated Hydraulics	2008
Ltd., a U.K.-based manufacturer of screw-in
cartridge valves, custom-engineered hydraulic
valves and manifold systems

Nittan Global Tech Co. Ltd.	Operational	Automotive	Joint
A 49%-owned joint venture to manage the global	October 1,		Venture
design, manufacture and supply of engine valves	2008
and valve actuation products to Japanese and
Korean automobile and engine manufacturers.
In addition, during the second half of 2008,
several related manufacturing joint ventures
were established.

Engine Valves Business of Kirloskar Oil Engines Ltd.	July 31, 2008	Automotive	$5 for 2007
An India-based designer, manufacturer and
distributor of intake and exhaust valves for diesel
and gasoline engines

PK Electronics	July 31, 2008	Electrical	$9 for 2007
A Belgium-based distributor and service provider		Rest of
of single phase and three-phase uninterruptible		World
power supply (UPS) systems

The Moeller Group	April 4, 2008	Electrical	€1.02 billion for
A Germany-based supplier of electrical		Rest of	2007
components for commercial and residential		World
building applications and industrial controls for
industrial equipment applications

Balmen Electronic, S.L.	March 31,	Electrical	$6 for 2007
A Spain-based distributor and service provider	2008	Rest of
of uninterruptible power supply (UPS) systems		World

Phoenixtec Power Company Ltd.	February 26,	Electrical	$515 for 2007
A Taiwan-based manufacturer of single and	2008	Rest of
three-phase uninterruptible power supply (UPS)		World
systems

Acquisition Integration Charges

In 2009 and 2008, Eaton incurred charges related to the integration of acquired businesses. These charges, which consisted of plant consolidations and integration, were recorded as expense as incurred. A summary of these charges follows:

	Three months ended December 31
	Acquisition				Operating profit (loss)
	integration		Operating profit (loss)		excluding acquisition
	charges		as reported		integration charges
	2009	2008	2009	2008	2009	2008
Electrical Americas		$2	$126	$163	$126	$165
Electrical Rest of World	$22	21	52	31	74	52
Hydraulics		2	13	44	13	46
Aerospace	3	3	47	76	50	79
Truck			51	41	51	41
Automotive			32	(56)	32	(56)
Corporate	2	(2)
	$27	$26	$321	$299	$346	$327
After-tax charges	$18	$17
Per common share	$.10	$.10
	Year ended December 31
	Acquisition				Operating profit (loss)
	integration		Operating profit (loss)		excluding acquisition
	charges		as reported		integration charges
	2009	2008	2009	2008	2009	2008
Electrical Americas	$4	$4	$518	$630	$522	$634
Electrical Rest of World	60	43	107	233	167	276
Hydraulics	3	6	51	285	54	291
Aerospace	12	20	245	283	257	303
Truck			39	315	39	315
Automotive	1	3	(10)	59	(9)	62
Corporate	2	1
	$82	$77	$950	$1,805	$1,030	$1,881
After-tax charges	$54	$51
Per common share	$.32	$.31

Charges in 2009 were related primarily to the integration of the following acquisitions: Integrated Hydraulics, Kirloskar, Moeller, Phoenixtec and Argo-Tech. Charges in 2008 were related primarily to the integration of the following acquisitions: Kirloskar, Moeller, Phoenixtec, the MGE small systems UPS business, Saturn, Argo-Tech, Ronningen-Petter, Synflex, PerkinElmer and Cobham. These charges were primarily included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Workforce Reduction Charges

Eaton took significant actions in 2009 and 2008 to reduce the workforce in response to the severe economic downturn. The reductions total approximately 17% of the full-time workforce. These actions resulted in the recognition of pretax charges for severance and pension and other postretirement benefits expense of $26 for the fourth quarter of 2009 and $182 for the full year of 2009. These pretax charges included $31 related to pension and other postretirement benefits expenses attributable to the settlements and curtailments recognized in the second quarter of 2009, as described below. These charges were primarily included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Pension and Other Postretirement Benefits

Due to limitations imposed by the Pension Protection Act on pension lump sum distributions, Eaton’s U.S. Qualified Pension Plan became restricted in the second quarter of 2009 from making 100% lump sum payments. As a result, the plan experienced a significant increase in lump sum payments before the limitation went into effect, resulting in pension settlement expense of $51 recognized in the second quarter of 2009. Pension settlement expense for the full year of 2009 was $83, which includes the $51 recognized in the second quarter.

As a result of the workforce reduction in 2009, curtailment expense of $14 related to U.S. pension and other postretirement benefits plans was recognized in the second quarter of 2009. The curtailment expense included recognition of the change in the projected benefit obligation or accumulated postretirement benefit obligation, as well as recognition of a portion of the unrecognized prior service cost. Curtailment expense for the full year of 2009 was $17, which includes the $14 recognized in the second quarter.

These charges were primarily included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges were included in Pension & other postretirement benefits expense.

As a result of the curtailment related to the U.S. pension and other postretirement benefit plans, liabilities related to these plans were remeasured in the second quarter of 2009. The curtailment and remeasurement resulted in a $283 reduction of liabilities ($205 for pensions and $78 for other postretirement benefits plans) with a corresponding increase in Eaton shareholders’ equity ($182 after-tax, consisting of $134 for pensions and $48 for other postretirement benefits).

Business Segment Reporting - Other Corporate Expense-net

Other corporate expense-net of $87 for the full year of 2009 decreased from $177 for 2008 primarily due to the amortization in the second quarter of 2008 of purchase price accounting adjustments related to the fair value of inventories of businesses acquired in 2008, principally Moeller, and lower corporate expenses in 2009.

Plant Closing Charges

In the fourth quarter of 2008, pretax charges of $27 were recognized related to the closure of the automotive engine valve lifters manufacturing plant in Massa, Italy. These costs, which consisted of charges of $17 for severance, $7 for the write-down of assets and $3 for other costs, reduced operating profit of the Automotive segment. These charges were primarily included in the Statements of Consolidated Income in Cost of products sold.

Income Taxes

During the fourth quarter and full year of 2009, income tax benefits of $42 and $82 were recognized (a tax benefit rate of 24.6% for the fourth quarter and 27.2% for the full year of 2009) compared to income tax benefits of $29 for the fourth quarter of 2008 and income tax expense of $73 for the full year of 2008, respectively (a tax benefit rate of 21.7% for the fourth quarter and an effective tax rate of 6.4% for the full year). The income tax rate for the fourth quarter of 2009 was favorably affected by tax benefits from U.S. Federal, U.S. state and local, and certain foreign deferred tax assets where it is more likely than not that the deferred tax asset will be realized.

Reconciliation of Financial Measures

This earnings release discloses operating earnings, operating earnings per common share, and operating profit (loss) before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

CONTACT:
Eaton Corporation
Kelly Jasko, 216-523-5304
kellymjasko@eaton.com
or
William Hartman, 216-523-4501